Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in previously filed Registration Statements on Form S-8, File No. 333-186566, which was effective on February 11, 2013 of our report dated April 14, 2014 relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Kaya Holdings, Inc.. (the “Company”) for the year ended December 31, 2014. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ De Meo, Young, McGrath

A Goldstein, Schechter, Koch, P.A. Company

Fort Lauderdale, Florida

April 15, 2015